Health & Wellness Business Plan by Lexaria

KELOWNA, BC—November 13, 2014 - Lexaria Corp. (OTCQB: LXRP) (CSE: LXX) (the "Company" or "Lexaria").

Lexaria is in the midst of a major corporate transformation that began with our announcement on March 5, 2014, when we made a strategic entry into the Canadian medical marijuana sector. Since then we have added staff and consultants with expert knowledge of the sector, and our first licence submission to grow and sell medical marijuana in Canada is working its way through the Health Canada license application process.

Lexaria is increasingly focusing our valuable management time on a single corporate target: Lexaria wants to help people feel as healthy as they can. Our application to grow and sell marijuana under the MMPR regulations in Canada is part of that strategy; the PoViva Tea acquisition announced yesterday is another part of that same strategy; and additional planks in this strategy will be announced very soon.

While continuing to work towards LP (Licensed Producer) status in Canada, Lexaria believes firmly that our shareholders should not have to wait an indeterminate amount of time for clarity through the government licensing process. Instead, with PoViva Teas and other pending product announcements which we expect to be forthcoming shortly, Lexaria has aggressively entered the already legal CBD-enhanced marketplace.

Lexaria is examining opportunities in some of the most popular beverage and food categories in the USA and in the world.

The Alternative Health sector is large and growing. A long term Medical Expenditure Panel Survey was conducted from 2002 until 2008 with at least 29,370 subjects asked repeatedly if they had seen any kind of health care practitioner in the previous six months. The survey recorded whether the health care provider was a “complementary and alternative medicine care professional,” including “homeopathic, naturopathic, or herbalist.”

Between 5.3% and 5.8% of the survey group at any one time reported that they had seen a complementary or alternative medicine provider. Based on the US population of ~319,000,000, this suggests between 16.9 million and 18.5 million Americans are seeking an alternative health care professional at any given time.

Meanwhile the Centers for Disease Control and Prevention, in an April 2011 NCHS Data Brief, reported that more than 50% of the population uses dietary supplements of one kind or another. Detailed findings from that report included:

  Use of dietary supplements is common among the U.S. adult population. Over 40% used supplements in 1988–1994, and over one-half in 2003–2006.

  Multivitamins/multiminerals are the most commonly used dietary supplements, with approximately 40% of men and women reporting use during 2003–2006.

  Use of supplemental calcium increased from 28% during 1988–1994 to 61% during 2003–2006 among women aged 60 and over.

As we previously reported, more than 150 million Americans drink tea every day, amounting to some 79 billion servings of tea in America every year. Our launch of Poviva Tea Corp is meant to tap into this strong existing demand. PoViva has filed two patents pending to bind active CBD ingredients with a lipid, allowing for more efficient and comforting delivery of the CBD.

The legal medical marijuana market, in comparison, is much smaller measure both by number of patients as well as by total dollar volume.

Our goal is to begin producing cash flows from these initiatives as soon as possible; focused on the immediate opportunities in the CBD-sectors derived from already-legal hemp. CBD’s (Cannabidiols) have been found by many researchers to have antioxidant properties and Lexaria plans to use the patent pending process it has acquired with PoViva teas, to infuse CBD’s into a number of popular food and beverages.

Lexaria is planning to launch a line of premium products, always relying on our patent pending CBD-infusion process, to bring CBD’s into the mainstream. Because CBD’s do not have psychoactive properties we expect our products to appeal to the widest possible customer base. Initially we will focus our sales efforts across the continental USA.

Lexaria has commissioned a new website which is currently under development. When the site is in operation, customers will be able to place orders and interact with normal e-commerce capabilities. A national distribution center is also being contracted to ensure rapid and accurate fulfillment of all orders. A 1-800 ordering center will also be placed into operation.

Early in 2015 Lexaria will begin working on traditional retail sales channels and will work to continually develop those “bricks and mortar” sales methods. Also early in 2015 we hope to add our next CBD-based product line.

About Lexaria

Lexaria's shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for opportunities that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana or alternative health businesses will provide any benefit to Lexaria. There is no assurance that PoViva Teas will be accepted into the marketplace or have any positive impact upon Lexaria Corp. There is no assurance that PoViva Teas will promote, assist, or maintain any beneficial human health conditions whatsoever.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.